EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement ("Agreement"), is entered into by and between Landmark Graphics Corporation ("Employer") and John W. Gibson, ("Employee"), to be effective on January 1, 2000 (the "Effective Date").

                              W I T N E S S E T H:

         WHEREAS, Employee is currently employed by Employer; and

         WHEREAS, Employer is desirous of continuing the employment of Employee after the Effective Date pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of continuing in the employ of Employer pursuant to such terms and conditions and for such consideration.

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

         1.1. Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date of termination of Employee's employment pursuant to the provisions of
Article 3 (the "Term"), subject to the terms and conditions of this Agreement.

         1.2. Beginning as of the Effective Date, Employee shall be employed as Chief Operating Officer of Employer. Employee agrees to serve in the assigned position or in such other executive capacities as may be requested from time to time by Employer and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such positions as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

         1.3. Employee shall at all times comply with and be subject to such policies and procedures as Halliburton Company ("Halliburton") or Employer may establish from time to time, including, without limitation, the Halliburton Company Code of Business Conduct (the "Code of Business Conduct").

         1.4. Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interest of Halliburton or any of its affiliated subsidiaries and divisions, including Employer (collectively, the "Halliburton Entities" or, individually, a "Halliburton Entity"), or requires any significant portion of Employee's business time. The foregoing notwithstanding, the parties recognize and agree that Employee may engage in passive personal investments and other business activities which do not conflict with the business and affairs of the Halliburton Entities or interfere with Employee's performance of his or her duties hereunder. Employee may not serve on the board of directors of any entity other than a Halliburton Entity during the Term without the approval thereof in accordance with Halliburton's policies and procedures regarding such service. Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation's board of directors.

         1.5. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Employer and the other Halliburton Entities and to do no act which would, directly or indirectly, injure any such entity's business, interests, or reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer, or any Halliburton Entity, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that Employee shall not knowingly become involved in a conflict of interest with Employer or the Halliburton Entities, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee shall not engage in any activity which might involve a possible conflict of interest without first obtaining approval in accordance with Halliburton's policies and procedures.

         1.6 Nothing contained herein shall be construed to preclude the transfer of Employee's employment to another Halliburton Entity ("Subsequent Employer") as of, or at any time after, the Effective Date and no such transfer shall be deemed to be a termination of employment for purposes of Article 3 hereof; provided, however, that, effective with such transfer, all of Employer's obligations hereunder shall be assumed by and be binding upon, and all of Employer's rights hereunder shall be assigned to, such Subsequent Employer and the defined term "Employer" as used herein shall thereafter be deemed amended to mean such Subsequent Employer. Except as otherwise provided above, all of the terms and conditions of this Agreement, including without limitation, Employee's rights and obligations, shall remain in full force and effect following such transfer of employment.

ARTICLE 2: COMPENSATION AND BENEFITS:

         2.1. Employee's base salary during the Term shall be not less than $360,000 per annum which shall be paid in accordance with the Employer's standard payroll practice for its executives. Employee's base salary may be increased from time to time with the approval of the Compensation Committee of Halliburton's Board of Directors (the "Compensation Committee") or its delegate, as applicable. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee.

         2.2. During the Term, Employee shall participate in the Halliburton Annual Performance Pay Plan, or any successor annual incentive plan approved by the Compensation Committee; provided, however, that all determinations relating to Employee's participation, including, without limitation, those relating to the performance goals applicable to Employee and Employee's level of participation and payout opportunity, shall be made in the sole discretion of the person or committee to whom such authority has been granted pursuant to such plan's terms.

         2.3. During the Term, Employer shall pay or reimburse Employee for all actual, reasonable and customary expenses incurred by Employee in the course of his or her employment; including, but not limited to, travel, entertainment, subscriptions and dues associated with Employee's membership in professional, business and civic organizations; provided that such expenses are incurred and accounted for in accordance with Employer's applicable policies and procedures.

         2.4. While employed by Employer, Employee shall be allowed to participate, on the same basis generally as other executive employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer or Halliburton to all or substantially all of Employer's similarly situated executive employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and qualified and non-qualified retirement plans. Except as specifically provided herein, nothing in this Agreement is to be construed or interpreted to increase or alter in any way the rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated executive employees pursuant to the terms and conditions of such benefit plans and programs. While employed by Employer, Employee shall be eligible to receive awards under the Halliburton Company 1993 Stock and Long-Term Incentive Plan (the "1993 Plan") or any successor stock-related plan adopted by Halliburton's Board of Directors; provided, however, that the foregoing shall not be construed as a guarantee with respect to the type, amount or frequency of such awards, if any, such decisions being solely within the discretion of the Compensation Committee or its delegate, as applicable.

         2.5. Neither Halliburton nor Employer shall by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any incentive compensation, employee benefit or stock or stock option program or plan, so long as such actions are similarly applicable to covered employees generally.

         2.6. Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:  TERMINATION OF EMPLOYMENT AND EFFECTS OF SUCH TERMINATION:

         3.1. Employee's employment with Employer shall be terminated (i) upon the death of Employee, (ii) upon Employee's Retirement (as defined below),
(iii) upon Employee's Permanent Disability (as defined below), or (iv) at any time by Employer upon notice to Employee, or by Employee upon thirty (30) days' notice to Employer, for any or no reason.

         3.2. If Employee's employment is terminated by reason of any of the following circumstances, Employee shall not be entitled to receive the benefits set forth in Section 3.3 hereof:

         (i)      Death.

         (ii) Retirement. "Retirement" shall mean either (a) Employee's retirement at or after normal retirement age (either voluntarily or pursuant to Halliburton's retirement policy) or
                  (b) the voluntary termination of Employee's employment by Employee in accordance with Employer's early retirement policy for other than Good Reason (as defined below).

         (iii) Permanent Disability. "Permanent Disability" shall mean Employee's physical or mental incapacity to perform his or her usual duties with such condition likely to remain continuously and permanently as determined by the Compensation Committee.

         (iv) Voluntary Termination. "Voluntary Termination" shall mean a termination of employment in the sole discretion and at the election of Employee for other than Good Reason. "Good Reason" shall mean (a) a termination of employment by Employee because of a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following notice of such breach by Employee to Employer, provided such termination occurs within sixty (60) days after the expiration of the notice period or (b) a termination of employment by Employee within six (6) months after a material reduction in Employee's rank or responsibility with Employer.

         (v) Termination for Cause. Termination of Employee's employment by Employer for Cause. "Cause" shall mean any of the following:
                  (a) Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (b) Employee's final conviction of a felony, (c) a material violation of the Code of Business Conduct or (d) Employee's material breach of any material provision of this Agreement which remains uncorrected for thirty (30) days following notice of such breach to Employee by Employer. Determination as to whether or not Cause exists for termination of Employee's employment will be made by the Compensation Committee.

         In the event Employee's employment is terminated under any of the foregoing circumstances, all future compensation to which Employee is otherwise entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination, except as specifically provided in this
Section 3.2. Employee, or his or her estate in the case of Employee's death, shall be entitled to pro rata base salary through the date of such termination and shall be entitled to any individual bonuses or individual incentive compensation not yet paid but payable under Employer's or Halliburton's plans for years prior to the year of Employee's termination of employment, but shall not be entitled to any bonus or incentive compensation for the year in which he or she terminates employment or any other payments or benefits by or on behalf of Employer except for those which may be payable pursuant to the terms of Employer's or Halliburton's employee benefit plans (as defined in Section 3.4), stock, stock option or incentive plans, or the applicable agreements underlying such plans.

         3.3 If Employee's employment is terminated by Employee for Good Reason or by Employer for any reason other than as set forth in Section 3.2 above, Employee shall be entitled to each of the following:

         (i) To the extent not otherwise specifically provided in any underlying restricted stock agreements, all shares of Halliburton common stock previously granted to Employee under the 1993 Plan, and any similar plan adopted by
                  Halliburton in the future, which at the date of termination of employment are subject to restrictions (the "Restricted Shares") will be treated in a manner consistent with Halliburton's past practices for treatment of Restricted Shares held by executives whose employment was involuntarily terminated by a Halliburton Entity for reasons other than Cause, which, in most instances, have been to forfeit the Restricted Shares and pay to such executive a lump sum cash payment equal to the value of the Restricted Shares (based on the closing price of Halliburton common stock on the New York Stock Exchange on the date of termination of employment); although in some cases, Halliburton has, in lieu of, or in combination with, the foregoing and in its discretion, caused the forfeiture restrictions with respect to all or a portion of the Restricted Shares to lapse and provided for the retention of such shares by such executive.

          (ii) Subject to the provisions of Section 3.4, Employer shall pay to Employee a severance benefit consisting of a single lump sum cash payment equal to two years' of Employee's base salary as in effect at the date of Employee's termination of employment. Such severance benefit shall be paid no later than sixty (60) days following Employee's termination of employment.

         (iii) Employee shall be entitled to any individual bonuses or individual incentive compensation not yet paid but payable under Employer's or Halliburton's plans for years prior to the year of Employee's termination of employment. Such amounts shall be paid to Employee in a single lump sum cash payment no later than sixty (60) days following Employee's termination of employment.

         (iv) Employee shall be entitled to any individual bonuses or individual incentive compensation under Employer's or Halliburton's plans for the year of Employee's termination of employment determined as if Employee had remained employed by the Employer for the entire year. Such amounts shall be paid to Employee at the time that such amounts are paid to similarly situated employees except that no portion of such amounts shall be deferred to future years.

         3.4. The severance benefit paid to Employee pursuant to Section 3.3 shall be in consideration of Employee's continuing obligations hereunder after such termination, including, without limitation, Employee's obligations under Articles 4 and 5. Further, as a condition to the receipt of such severance benefit, Employer, in its sole discretion, may require Employee to first execute a release, in the form established by Employer, releasing Employer and all other Halliburton Entities, and their officers, directors, employees, and agents, from any and all claims and from any and all causes of action of any kind or character, including, but not limited to, all claims and causes of action arising out of Employee's employment with Employer and any other Halliburton Entities or the termination of such employment. The performance of Employer's obligations under Section 3.3 and the receipt of the severance benefit provided thereunder by Employee shall constitute full settlement of all such claims and causes of action. Employee shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance benefit payment under Section 3.3 is owing and the amounts due Employee pursuant to Section 3.3 shall not be reduced or suspended if Employee accepts subsequent employment or earns any amounts as a self-employed individual. Employee's rights under Section 3.3 are Employee's sole and exclusive rights against the Employer or its affiliates and the Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort or otherwise, for the termination of his or her employment relationship with Employer. Employee agrees that all disputes relating to Employee's termination of employment, including, without limitation, any dispute as to "Cause" or "Voluntary Termination" and any claims or demands against Employer or Halliburton based upon Employee's employment for any monies other than those specified in Section 3.3, shall be resolved through the Halliburton Dispute Resolution Plan as provided in Section 6.6 hereof; provided, however, that decisions as to whether "Cause" exists for termination of the employment relationship with Employee and whether and as of what date Employee has become permanently disabled are delegated to the Compensation Committee for determination and any dispute of Employee with any such decision shall be limited to whether the Compensation Committee reached such decision in good faith. Nothing contained in this Article 3 shall be construed to be a waiver by Employee of any benefits accrued for or due Employee under any employee benefit plan (as such term is defined in the Employees' Retirement Income Security Act of 1974, as amended) maintained by Employer or Halliburton except that Employee shall not be entitled to any severance benefits pursuant to any severance plan or program of the Employer or Halliburton.

         3.5. Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 4 and 5.

ARTICLE 4:  OWNERSHIP  AND PROTECTION OF  INTELLECTUAL PROPERTY AND CONFIDENTIAL
            INFORMATION:

         4.1. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee's employment by Employer or any of its affiliates (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to the business, products or services of Employer or its affiliates (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks), and all writings or materials of any type embodying any of such items, shall be the sole and exclusive property of Employer or its affiliates, as the case may be.

         4.2. Employee acknowledges that the businesses of Employer and its affiliates are highly competitive and that Employer and its affiliates have developed and own and will develop and own valuable information which is confidential, unique and specific to Employer and its affiliates ("Proprietary and Confidential Information") and which includes, without limitation, financial information, projections and forecasts; marketing plans; business and implementation plans; names of and other information (such as credit and financial data) concerning their customers and business associates; and other concepts, ideas, plans, strategies, analyses, surveys, and proprietary information related to past, present or anticipated business of Employer and various of its affiliates. Employee further acknowledges that protection of such Proprietary and Confidential Information against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any Proprietary and Confidential Information of Employer or its affiliates, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Proprietary and Confidential Information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if
(i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Employer of his intent to disclose any such Proprietary and Confidential Information in such context so as to allow Employer or its affiliates an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

         4.3. All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose Proprietary and Confidential Information of Employer or its affiliates shall be and remain the property of Employer, or its affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

         4.4 For purposes of this Article 4 and Article 5, "affiliates" shall mean entities in which Employer or Halliburton has a 20% or more direct or indirect equity interest.

ARTICLE 5: POST-EMPLOYMENT AND NON-COMPETITION OBLIGATIONS:

         5.1. Employee and Employer agree and acknowledge that Employer and its affiliates have developed and own and will develop and own valuable Proprietary and Confidential Information and that Employer and its affiliates have goodwill and will continue to have goodwill. Employer and Employee further agree and acknowledge that the Employer and its affiliates, have a substantial and legitimate interest in protecting their Proprietary and Confidential Information and goodwill. Therefore, as part of the consideration for the compensation and benefits to be paid to Employee hereunder, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 5. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of its affiliates are conducting any business (other than de minimis business operations) as of the date of termination of the employment relationship or have during the previous twelve months conducted any business (other than de minimis business operations):

         (i) engage in any business directly competitive with any business (other than de minimis business operations) conducted by Employer or its affiliates;

         (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business directly competitive with any business (other than de minimis business operations) conducted by Employer or its affiliates; or

         (iii) induce any employee of Employer or any of its affiliates (other than Employee's personal secretary or administrative assistant) to terminate such employee's employment with Employer or its affiliates, or hire or assist in the hiring of any such induced employee by any person, association, or entity not affiliated with Employer.

These non-competition obligations shall extend until two years after termination of the employment relationship between Employer and Employee. The above notwithstanding, nothing in this Section 5.1 shall prohibit Employee from engaging in or being employed by any entity that engages in the provision of management consulting or other consulting services to third parties, even where such entity on occasion renders advice or services to, or otherwise assists, any other person, association, or entity who is engaged, directly or indirectly, in any business, directly competitive with any business conducted by Employer or any of Employer's affiliates, so long as Employee does not personally, directly or indirectly (A) participate in rendering such advice, services or assistance to any such competing person, association or entity, (B) provide any information or other assistance to any other person employed by Employee or by any such consulting entity for use, directly or indirectly, in rendering such assistance to any competing person, association or entity or (C) engage in any conduct which would be violative of the provisions of Article 4 hereof.

         5.2. Employee understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 5 by Employee, and agrees that Employer, on its own behalf or on behalf of any of its affiliates, shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Employer and its affiliates, including, without limitation, the recovery of damages from Employee and his agents involved in such breach.

         5.3. It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 5 to be reasonable and necessary to protect the Proprietary and Confidential Information and/or goodwill of Employer and its affiliates and that Employee's obligations to keep such information confidential shall survive this Agreement. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6: MISCELLANEOUS:

         6.1. Except as otherwise provided in Section 4.4 hereof, for purposes of this Agreement, the terms "affiliate" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Halliburton or in which Halliburton has a 50% or more equity interest.

         6.2. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Employer, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employer, to Halliburton Company at 3600 Lincoln Plaza, 500 North Akard Street, Dallas, Texas 75201-3391, to the attention of the General Counsel.

         If to Employee, to his or her last known personal residence.

         6.3. This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, without regard to principles of conflicts of law, unless preempted by federal law, in which case federal law shall govern; provided, however, that the Halliburton Dispute Resolution Plan and the Federal Arbitration Act shall govern in all respects with regard to the resolution of disputes hereunder.

         6.4. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6.5. It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

         6.6. It is the mutual intention of the parties to have any dispute concerning this Agreement resolved out of court. Accordingly, the parties agree that any such dispute shall, as the sole and exclusive remedy, be submitted for resolution through the Halliburton Dispute Resolution Plan; provided, however, that the Employer, on its own behalf and on behalf of any of the Halliburton Entities, shall be entitled to seek specific performance or injunctive relief in any court of competent jurisdiction to prevent any breach or the continuation of any breach of the provisions of Articles 4 and 5 and Employee hereby consents that such equitable relief may be granted without the necessity of the Employer posting any bond. The parties agree that the resolution of any dispute through the Halliburton Dispute Resolution Plan shall be final and binding.

         6.7. This Agreement shall be binding upon and inure to the benefit of Employer, to the extent herein provided, Halliburton and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer or Halliburton by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer, other than in the case of death or incompetence of Employee.

         6.8. This Agreement replaces and merges any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee's employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Compensation Committee or its delegate, as appropriate.

         IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.


                                  LANDMARK GRAPHICS CORPORATION


                                  By:
                                     --------------------------------------
                                        Robert P. Peebler
                                        Chief Executive Officer and President


                                  EMPLOYEE


                                  -----------------------------------------
                                         John W. Gibson